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              SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, DC  20549



                         SCHEDULE 13G
           Under the Securities Exchange Act of 1934





               Harte-Hanks Communications, Inc.
                       (Name of Issuer)



                         Common Stock
                (Title of Class of Securities)



                          416196-10-3
                        (CUSIP Number)




     Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

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- ---------------------
CUSIP NO. 416196-10-3
- ---------------------
- ------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Goldman Sachs Group, L.P.
- ------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                        (a)  [  ]

                                        (b)  [  ]
- ------------------------------------------------------------
 3.  SEC USE ONLY


- ------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
- ------------------------------------------------------------
               5.   SOLE VOTING POWER
  NUMBER OF         0
    SHARES     ----------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          1,540,471
   EACH        ----------------------------------------
 REPORTING     7.   SOLE DISPOSITIVE POWER
   PERSON           0
    WITH       ----------------------------------------
               8.   SHARED DISPOSITIVE POWER
                    1,540,471
- ------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

                    1,540,471
- ------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
                                             [  ]
- ------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          7.9%
- ------------------------------------------------------------
12.  TYPE OF REPORTING PERSON


          HC-PN

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- ---------------------
CUSIP NO. 416196-10-3
- ---------------------
- -----------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Goldman, Sachs & Co.
- ------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                        (a)  [  ]

                                        (b)  [  ]
- ------------------------------------------------------------
 3.  SEC USE ONLY


- ------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
- ------------------------------------------------------------
               5.   SOLE VOTING POWER
  NUMBER OF         0
    SHARES     ----------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          1,540,471
    EACH       ----------------------------------------
 REPORTING     7.   SOLE DISPOSITIVE POWER
   PERSON           0
    WITH       ----------------------------------------
               8.   SHARED DISPOSITIVE POWER
                    1,540,471
- ------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                    1,540,471
- ------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
                                             [  ]
- ------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.9%
- ------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          BD-IA-PN
- ------------------------------------------------------------

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- ---------------------
CUSIP NO. 416196-10-3
- ---------------------
- ------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GS Advisors, L.P.
- ------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                   (a)  [  ]

                                   (b)  [  ]
- ------------------------------------------------------------
 3.  SEC USE ONLY


- ------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
- ------------------------------------------------------------
               5.   SOLE VOTING POWER
  NUMBER OF         0
    SHARES     ----------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          1,357,142
    EACH       ----------------------------------------
 REPORTING     7.   SOLE DISPOSITIVE POWER
   PERSON           0
    WITH       ----------------------------------------
               8.   SHARED DISPOSITIVE POWER
                    1,357,142
- ------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                    1,357,142
- ------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
                                        [  ]
- ------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.9%
- ------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          PN
- ------------------------------------------------------------

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- ---------------------
CUSIP NO. 416196-10-3
- ---------------------
- ------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GS Capital Partners, L.P.
- ------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                   (a)  [  ]

                                   (b)  [  ]
- ------------------------------------------------------------
 3.  SEC USE ONLY


- ------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
- ------------------------------------------------------------
               5.   SOLE VOTING POWER
  NUMBER OF         0
    SHARES     ----------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          1,357,142
    EACH       ----------------------------------------
 REPORTING     7.   SOLE DISPOSITIVE POWER
   PERSON           0
    WITH       ----------------------------------------
               8.   SHARED DISPOSITIVE POWER
                    1,357,142
- ------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                    1,357,142
- ------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
                                        [  ]
- ------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.9%
- ------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          PN
- ------------------------------------------------------------

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Item 1(a).  Name of Issuer:
            Harte-Hanks Communications, Inc.
            ------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:
            200 Concord Plaza Drive, Suite 800, San Antonio,
            Texas 78216
            ------------------------------------------------
Item 2(a).  Name of Person Filing:
            The Goldman Sachs Group, L.P. and Goldman, Sachs & Co. and GS Advisors, L.P. and GS Capital Partners, L.P.

Item 2(b).  Address of Principal Business Office, or, if None,
            Residence:
            85 Broad Street
            New York, NY  10004
            ------------------------------------------------
Item 2(c).  Citizenship:

            The Goldman Sachs Group, L.P. - Delaware
            Goldman, Sachs & Co. - New York
            GS Advisors, L.P. - Delaware
            GS Capital Partners, L.P. - Delaware
            ------------------------------------------------
Item 2(d).  Title and Class of Securities:
            Common Stock
            ------------------------------------------------
Item 2(e).  CUSIP Number:
            416196-10-3
            ------------------------------------------------
Item 3.     If this statement is filed pursuant to
            Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) Broker or dealer registered under Section 15 of the Act,

     (b)    Bank as defined in Section 3(a)(6) of the Act,

     (c) Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) Investment Company registered under Section 8 of the Investment Company Act,

     (e) Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940,

     (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
            Retirement Income Security Act of 1974 or
            Endowment Fund; see 13d-1(b)(1)(ii)(F),

     (g)    Parent Holding Company, in accordance with Rule
            13d-1(b)(ii)(G); see Item 7,

     (h)    Group, in accordance with Rule 13d-1(b)(ii)(H).

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Item 4.     Ownership.

     (a)    Amount beneficially owned:

               See the response(s) to Item 9 on the attached cover page(s).

     (b)    Percent of class:

               See the response(s) to Item 11 on the attached cover page(s).

     (c)    Number of shares as to which such person has:

            (i)  Sole power to vote or to direct the vote:

                    See the response(s) to Item 5 on the
                    attached cover page(s).

           (ii)  Shared power to vote or direct the vote:

                    See the response(s) to Item 6 on the
                    attached cover page(s).

          (iii)  Sole power to dispose or to direct the
                 disposition of:

                    See the response(s) to Item 7 on the
                    attached cover page(s).

           (iv) Shared power to dispose or to direct the disposition of:

                    See the response(s) to Item 8 on the
                    attached cover page(s).

Item 5.     Ownership of Five Percent or Less of a Class.

               Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of
            Another Person.

               Managed accounts of Goldman, Sachs & Co. have the right to receive dividends from and the proceeds from the sale of 183,329 shares.

Item 7.     Identification and Classification of the
            Subsidiary Which Acquired the Security Being
            Reported on by the Parent Holding Company.

               Not Applicable

Item 8. Identification and Classification of Members of the Group.

               Not Applicable

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Item 9.     Notice of Dissolution of Group.

               Not Applicable

Item 10.    Certification.

               Not Applicable

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                           SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 7, 1994

THE GOLDMAN SACHS GROUP, L.P.     GS ADVISORS, L.P.
                                  By:  GS Advisors, Inc.




By:   /s/ Patricia A. Maher       By:   /s/ Patricia A. Maher
         Attorney-in-Fact                  Attorney-in-Fact



GS CAPITAL PARTNERS, L.P.              GOLDMAN, SACHS & CO.
By:  GS Advisors, L.P.
By:  GS Advisors, Inc.




By:   /s/ Patricia A. Maher       By:   /s/ Patricia A. Maher
         Attorney-in-Fact                  Attorney-in-Fact

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                       INDEX TO EXHIBITS


     Exhibit No.       Exhibit

            (1) Joint Filing Agreement, dated June 7, 1994, among The Goldman Sachs Group, L.P., Goldman, Sachs & Co., GS Advisors, L.P. and GS Capital Partners, L.P.

           (2)         Power of Attorney appointing Patricia A.
                       Maher attorney-in-fact for The Goldman
                       Sachs Group, L.P., Goldman, Sachs & Co.,
                       GS Advisors, L.P. and GS Capital
                       Partners, L.P. (incorporated by reference from Form 4s filed by The Goldman Sachs Group, L.P., Goldman, Sachs & Co., GS Advisors, L.P. and GS Capital Partners, L.P. with respect to Gander Mountain, Inc.)